Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Pulte Homes, Inc. for the registration of various debt and equity securities and to the incorporation by reference therein of our reports dated January 30, 2006, with respect to the consolidated financial statements of Pulte Homes, Inc., Pulte Homes, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pulte Homes, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
May 5, 2006